FIRST AGREEMENT OF AMENDMENTS (the “First Agreement of Amendments”) of the Stock Purchase Agreement (the “SPA”) executed as of July 20, 2010, by and among Corposa, S.A. de C.V., a Mexican corporation (“Corposa”), Marpesca, S.A. de C.V., a Mexican corporation (“Marpesca”), Holshyrna ehf, an Icelandic corporation (“Holshyrna,” and together with Corposa, the “Shareholders”), Vilhelm Mar Gudmundsson (“Gudmundsson”), Robert Gudfinnsson (“Gudfinnsson” and together with Gudmundsson, the “Directors”), Oceanic Enterprises, Inc., a California Corporation (“Oceanic”), Baja Aqua Farms, S.A. de C.V., a Mexican corporation (the “Company” and together with the Shareholders, Oceanic and the Directors, the “Selling Parties”), and Lions Gate Lighting Corp. (currently named “UMAMI SUSTAINABLE SEAFOOD”), a Nevada corporation (the “Buyer”), pursuant to the following recitals and clauses:

RECITALS

WHEREAS, a copy of the executed SPA is attached hereto as Exhibit “A” and the parties to the SPA (the “Parties”) wish to amend such SPA pursuant to the terms of this First Agreement of Amendments.

Hereinafter and for clarity purposes capitalized terms shall have the meaning assigned to them in the SPA except as otherwise expressly provided herein.

NOW AND THEREFORE, the Parties have agreed on the following:

ARTICLES

ARTICLE ONE. Amendments. The Parties agree the following amendments to the SPA:

1.1.	As of the date hereof, Section 5.1 of the SPA shall be amended as follows:

“5.1 Board Matters.  Commencing on the date hereof until November 30 th , 2010, (a) the Board of Directors of the Company and Oceanic shall consist of three members, and one of such members shall be Oli Valur Steindorsson and (b) without the unanimous consent of the new Board of Directors, the Company shall not:

(i) transfer more than 10% of its total fixed assets;

(ii) enter into any loan, credit or similar agreements, or issue any guarantees outside of the ordinary course of business;

(iii) engage in any acquisitions or enter into any joint venture agreements;

(iv) make investments in any Person outside the ordinary course of business;

(v) take action that may make it difficult in any way for any of the parties hereto to perform their respective obligations under any of the Transaction Documents;

(vi) take any action that will cause the dissolution or liquidation of the Company or will cause it to cease operations;

(vii) merge with any Person; and

(viii) pay any dividend, issue any stock, or repay any loans to any Person, except as specifically permitted herein and listed on Section 5.1 of the Disclosure Schedule or in Section 3.17 of the Disclosure Schedule.”

1.2.	In addition to the above amendments to the SPA, the Selling Parties and Buyer agree the following:

(i)
Before November 30 th , 2010 the Shareholders and Buyer, as current shareholders of the Company, will hold and cause a shareholders’ meeting approving: (a) the reduction of the Company´s capital stock in an amount of three million Dollars (USD$3,000,000) or its equivalent in Mexican pesos at the exchange rate published by the Bank of Mexico in the Official Gazette of the Federation (Diario Oficial de la Federación) the date of the shareholder´s meeting, (b) the reimbursement by the Company of two million Dollars (USD$2,000,000) to Corposa and one million Dollars (USD$1,000,000) to Buyer as a result of the reduction of the capital stock approved, and (c) the cancellation of the shares held by Corposa and Buyer in the Company representing the stock reduced and cancelled.

(ii)
Buyer shall cause or guarantee that the Company is financed to meet its payments owed to Corposa and Holshyrna deriving from capital reimbursements resolved by the Company and its Board of Directors, as well as of debts owed by the Company to Corposa and Holshyrna and disclosed to Buyer. To perform the foregoing, Buyer shall also have full access to all unpledged assets of the Company to secure or obtain any funding required pursuant to the cash flow budget of the Company pre-approved by Buyer and Shareholders which will be in force until November 30, 2010.

ARTICLE TWO. Entire Agreement. Except as expressly amended by virtue of this First Agreement of Amendments, the Parties hereby agree that the remaining terms and conditions of the SPA and its exhibits and schedules shall be and remain in full force and effect. The execution of this First Agreement of Amendments implies no performance or extinguishment of the SPA.

ARTICLE THREE. Notices. Any communication between the Parties under this First Agreement of Amendments shall be made pursuant to the terms and conditions of the SPA.

ARTICLE FOUR.   Applicable Law and Jurisdiction.

(a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement in connection with the Transactions Documents involving the Company and its Subsidiaries shall be governed by and construed and enforced in accordance with the internal laws of Mexico, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Guadalajara, Jalisco, Mexico and all parties hereto expressly waive any other forum or jurisdiction that may apply or correspond to them by virtue of law, their current or future domiciles or due to any other cause.  Each party hereby irrevocably and waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(b) All questions concerning the construction, validity, enforcement and interpretation of this Agreement in connection with the Transactions Documents involving Oceanic and its Subsidiaries shall be governed by and construed and enforced in accordance with the internal laws of California, United States of America, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in San Diego, California and all parties hereto expressly waive any other forum or jurisdiction that may apply or correspond to them by virtue of law, their current or future domiciles or due to any other cause.  Each party hereby irrevocably and waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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IN WITNESS WHEREOF , the parties hereto have caused this Agreement to be duly executed and effective as of September 24th, 2010.

BAJA AQUA-FARMS, S.A. DE C.V.

By:	/s/ Vilhem Mar Gudmundsson

OCEANIC ENTERPRISES INC.

By:	/s/ Robert Gudfinnsson

CORPOSA S.A. DE C.V.

By:	/s/ Vilhem Mar Gudmundsson

HOLSHYRNA ehf

By:	/s/ Robert Gudfinnsson

/s/ Vilhem Mar Gudmundsson
VILHELM MAR GUDMUNDSSON

/s/ Robert Gudfinnsson
ROBERT GUDFINNSSON

(UMAMI SUSTAINABLE SEAFOOD formerly named “LIONS GATE LIGHTING CORP.”)

By:	/s/ Oli Valur Steindorsson

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